EXHIBIT 10.7

MID PENN BANK

March 4, 2016

Michael D. Peduzzi

Dear Mike:

The following is a summary of the compensation package for the position we are offering you today. We look forward to finalizing the offer and having you join the Mid Penn Bank Team. My summary of the offer is as follows:

Title	Executive Vice President, Chief Financial Officer of the Bank and Holding Company

Salary	$205,000 annually

Restricted Stock	1000 Shares will be granted to you on your date of hire

Signing Incentive	$40,000 note to be forgiven over a 4 year period

Paid Time Off	4 weeks per year (first year to be prorated from date of hire)

Holidays	10 paid days per calendar year

Personal Day	1 day per calendar year

Medical Coverage

For employees who elect to participate, coverage will begin on the 1st day of the month following date of hire. If medical coverage is waived, you will receive $40.00 per biweekly payroll, beginning on the first of the month following the date of hire.

Vision & Dental Insurance	Employees can elect additional vision and dental coverage paid in part by Mid Penn Bank, which may begin on the 1st day of the month following date of hire.

349 Union Street, Millersburg, PA 17061 • 1-866-642-7736 • midpennbank.com

Member FDIC

Flexible Spending Account	You have the option to add to this election up to $2,550 for the year.

Disability Insurance	Coverage will begin on the 1st day of the month following the 90-day introductory period. After 30 days of continuous disability, the disability insurance will pay 60% of normal base wages.

Group Life Insurance	Equal to 500,000 beginning the 1st day of the month following the 90-day introductory period.

Retirement Plan

Employees are eligible to participate in the Mid Penn Bank 401(k) retirement plan beginning on the first of the month after completion of 90 days of service. Matching contributions will also begin on the first day of the month following 90 days of service.

Country Club Membership	Will be provided

Company Car	Will be provided

When and if the Bank institutes Change in Control agreements you will be included in this offering. You are also eligible for the Bank Performance Bonus.

If you are in agreement with the salary and benefit plans and general terms of employment, please acknowledge receipt and acceptance of employment by signing below and returning this letter to me.

Accepted the   12TH day of March, 2016 by Michael D. Peduzzi, with employment to begin effective April 11, 2016 or sooner if possible. I understand that my employment is contingent upon acceptable background, credit and reference checks.